Exhibit 5.1
[RGA letterhead]
                    August [___], 2008
Board of Directors
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
Ladies and Gentlemen:
          I am Senior Vice President and Associate General Counsel for Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”). I am furnishing this letter in connection with the Company’s filing of a Registration Statement on Form S-4 (File No. 333-________) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”), with the form of the prospectus related to the exchange offer included therein (the “Split-Off Prospectus”). Defined terms used, but not defined herein shall have the meaning ascribed to such terms in the Registration Statement.
          In connection therewith, I have examined:
(1)	the Registration Statement;

(2)	the Split-Off Prospectus;

(3)	the Recapitalization and Distribution Agreement (the “Agreement”), dated as of June 1, 2008, by and between the Company and MetLife, Inc.;

(4)	the Restated Articles of Incorporation Amended and Restated Bylaws of the Company, as in effect on the date hereof; and

(5)	the form of Amended and Restated Articles of Incorporation of the Company attached as Exhibit A to the Agreement (the “Amended Articles”), which will be filed with the Office of the Secretary of State, State of Missouri before any shares of the Company’s Class A Common Stock, par value $0.01 per share or Class B Common Stock are issued.
          I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and I have made such legal and factual inquiries as I have deemed necessary or appropriate as a basis for me to render the opinions hereinafter expressed. In my examination of the foregoing, I have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.
          In connection herewith, I have assumed that, other than with respect to the Company, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.
          Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, I am of the opinion that, when the conditions to consummation of transactions contemplated by the Agreement shall have been satisfied or waived, including, without limitation:
(a)	the Registration Statement, as then amended, shall have become effective under the Securities Act;

(b)	the RGA Shareholder Approval (as defined in the Agreement) shall have been obtained;

(c)	the Minimum Condition (as defined in the Agreement) shall have been satisfied;

(d)	the Amended Articles shall have been filed with the Secretary of State of the State of Missouri; and

(e)	the shares of Class B Common Stock shall have been issued and delivered in accordance with the terms of the Agreement, and the transactions contemplated by the Agreement shall have been consummated, then such shares of Class B Common Stock will be validly issued, fully paid and non-assessable.
          The opinions herein reflect only the application of applicable laws of the State of Missouri. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering the opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
          I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Split-Off Prospectus. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, William L. Hutton, Esq. Senior Vice President and Associate General Counsel